Exhibit 3.4

NR HOLDINGS, INC.

CERTIFICATE OF DESIGNATION, PREFERENCES
AND RELATIVE, PARTICIPATING, OPTIONAL AND
OTHER SPECIAL RIGHTS, AND
QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF

SERIES A PREFERRED STOCK

Pursuant to Sections 151(g) and 303 of the
General Corporation Law of the State of Delaware

          NR Holdings, Inc., (the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that pursuant to the provisions of Sections 151(g) and 303 of the General Corporation Law of the State of Delaware, the Company adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

           WHEREAS, the Company was formed pursuant to the terms of the First Amended Joint Plan of Reorganization of NationsRent, Inc., and NationsRent USA, Inc., NationsRent Transportation Services, Inc., NR Delaware, Inc., NRGP, Inc., NationsRent West, Inc., Logan Equipment Corp., NR Dealer, Inc., NR Franchise Company, BDK Equipment Company, Inc., NationsRent of Texas, LP and NationsRent of Indiana, LP, filed on February 7, 2003 (as modified by certain modifications filed with the Court on April 16, 2003, May 6, 2003 and May 13, 2003) and confirmed by the United States Bankruptcy Court for the District of Delaware in the Chapter 11 Cases No. 01-11628 through 01-11639 (Jointly Administered) by Order dated May 14, 2003; and

           WHEREAS, the Company desires pursuant to its authority as aforesaid, to authorize and fix the terms of the preferred stock to be designated the Series A Preferred Stock of the Company and the number of shares constituting such preferred stock.

          NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the Series A Preferred Stock on the terms and with the provisions herein set forth:

1.   Definitions. For purposes of this Designation, in addition to the terms defined in the recitals, the following definitions shall apply:

          "Actual Liquidation" shall mean an actual liquidation or other winding-up of the Company yielding a dissolution thereof of the nature effected under Section 275 of the Delaware General Corporation Law; provided, however, that an Actual Liquidation shall not be deemed to result solely from (i) any merger, consolidation, business combination, reorganization, recapitalization or similar action with respect to the Company or (ii) any sale, lease or other disposition of the assets of the Company.

          "Board" shall mean the Board of Directors of the Company; where any consent, approval or action is required by the Board hereunder and the authority of the Board with respect to such consent, approval or action has been delegated to a committee of the Board, in accordance with applicable law, the consent, approval or action by such committee shall satisfy such requirement for purposes hereof.

          "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "Capital Stock" shall mean (i) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (ii) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

          "Common Stock" shall mean the common stock, $.01 par value per share, of the Company and any shares or capital stock for or into which such common stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to an agreement to which the Company is a party.

          "Deposit Date" has the meaning set forth in Section 7(b)(i) hereof.

          "Dividend Payment Date" shall mean the last day of the applicable Dividend Period; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

          "Dividend Periods" shall mean semi-annual dividend periods commencing on January 1 and July 1 of each year and ending on and including June 30 and December 31 of such year, respectively (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include June 30, 2003 and the final Dividend Period, which shall commence on the Dividend Payment Date immediately prior to the date such Preferred Stock is redeemed and end on and include the Redemption Date).

          "Dividend Rate" shall mean 5% per annum.

          "Dividend Record Date" shall mean June 15 in the case of a Dividend Period ending on June 30 and December 15 in the case of a Dividend Period ending on December 31.

          "Issue Date" shall mean, with respect to a share of Preferred Stock, the date on which such share of the Preferred Stock is issued.

          "Junior Dividend Stock" has the meaning set forth in Section 3(g) hereof.

          "Junior Liquidation Stock" has the meaning set forth in Section 3(h) hereof.

          "Junior Stock" shall mean any class or series of Capital Stock of the Company that is both Junior Dividend Stock and Junior Liquidation Stock, including without limitation the Common Stock.

          "Liquidation Preference" shall mean $1,000.00 per share, as adjusted in accordance with the provisions herein.

          "Original Issue Date" shall mean the date of the original issuance of shares of Preferred Stock.

          "Parity Dividend Stock" shall mean any class or series of Capital Stock of the Company that entitles the holder thereof to the receipt of dividends, in proportion to their respective amounts of accumulated and unpaid dividends per share or Liquidation Preferences, on a parity with and without preference or priority over the Preferred Stock and whether or not the dividend rates or dividend payment dates thereof be different from those of the Preferred Stock. Parity Stock shall also be deemed to constitute Parity Dividend Stock.

          "Parity Liquidation Stock" shall mean any class or series of Capital Stock of the Company that entitles the holder thereof to the receipt of amounts distributable upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, in proportion to their respective amounts of accumulated and unpaid dividends per share or Liquidation Preferences, on a parity with and without preference or priority over Preferred Stock and whether or not the redemption or liquidation prices per share thereof be different from those of the Preferred Stock. Parity Stock shall also be deemed to constitute Parity Liquidation Stock.

          "Parity Stock" has the meaning set forth in Section 3(f) hereof.

          "Person" shall mean any individual, firm, corporation, partnership, limited partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Preferred Stock" shall mean the 5% Series A Preferred Stock, $.01 par value per share, of the Company.

          "Redemption Completion Date" shall mean the date on which the Company has (A) irrevocably deposited the amount required under Section 7(b)(i) hereof with the trustee or paying agent and (B) authorized such agent or trustee, as applicable, to release the deposited funds to holders of any shares of Preferred Stock who submit their certificates, or the equivalent thereof, to such agent or trustee in accordance with the provisions of Section 7.

          "Redemption Date" shall mean, with respect to each share of Preferred Stock, the date such share of Preferred Stock is redeemed by the Company.

          "Redemption Notice" has the meaning set forth in Section 7(b)(ii) hereof.

          "Redemption Price" has the meaning set forth in Section 7(a) hereof.

          "Required Holders" shall mean the holders of at least 66-2/3% of the outstanding shares of Preferred Stock.

          "Senior Dividend Stock" shall mean any class or series of Capital Stock of the Company that entitles the holder thereof to the receipt of dividends in preference or priority to the holders of Preferred Stock. Senior Stock shall also be deemed to constitute Senior Dividend Stock.

          "Senior Liquidation Stock" shall mean any class or series of Capital Stock of the Company that entitles the holder thereof to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of Preferred Stock. Senior Stock shall also be deemed to constitute Senior Liquidation Stock.

          "Senior Stock" has the meaning set forth in Section 3(c) hereof.

          "set apart for payment" shall be deemed to include, without any action by the Company other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization of dividends or other distribution by the Board, the allocation of funds or Capital Stock of the Company to be so paid on any series or class of Capital Stock of the Company; provided, however, that if any funds or Capital Stock of the Company for any class or series of Junior Stock or any Parity Dividend Stock are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Preferred Stock shall mean placing such funds or Capital Stock of the Company in a separate account or delivering such funds or Capital Stock of the Company to a disbursing, paying or other similar agent.

2.   Designation; Number of Shares. The designation of the preferred stock authorized by this certificate shall be "Series A Preferred Stock" and the number of shares of Preferred Stock authorized hereby shall be 75,000 shares.

3.   Ranking. Any class or series of Capital Stock of the Company shall be deemed to rank:

          (a)    senior to the Preferred Stock as to the payment of dividends, if such class or series shall be Senior Dividend Stock;

           (b)   senior to the Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up, if such class or series shall be Senior Liquidation Stock;

           (c)   senior to the Preferred Stock as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if such class or series is both Senior Dividend Stock and Senior Liquidation Stock ("Senior Stock");

           (d)   on a parity with the Preferred Stock as to the payment of dividends, if such class or series shall be Parity Dividend Stock;

           (e)   on a parity with the Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up, if such class or series shall be Parity Liquidation Stock;

           (f)   on a parity with the Preferred Stock as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates, redemption prices or liquidation prices per share thereof be different from those of the Preferred Stock, if such class or series is both Parity Dividend Stock and Parity Liquidation Stock ("Parity Stock");

           (g)   junior to the Preferred Stock, as to the payment of dividends, if such class or series of stock shall not be Senior Dividend Stock or Parity Dividend Stock (together with Junior Stock, "Junior Dividend Stock"); the Common Stock shall constitute Junior Dividend Stock; and

           (h)   junior to the Preferred Stock, as to the receipt of amounts or assets distributable upon liquidation, dissolution or winding up, if such class or series of stock shall not be Senior Liquidation or Parity Liquidation Stock (together with Junior Stock, "Junior Liquidation Stock"); the Common Stock shall constitute Junior Liquidation Stock.

4.   Dividends.

           (a)   So long as any shares of Preferred Stock shall be outstanding, the holders of such Preferred Stock shall be entitled to receive out of any funds legally available therefor, when, as and if declared by the Board, preferential cash dividends at a rate per annum equal to the applicable Dividend Rate on the then effective Liquidation Preference per share hereunder, payable for such Dividend Period in which a dividend was declared by the Board. Such dividends with respect to each share of Preferred Stock shall be payable in cash, when, as and if declared by the Board, in arrears on the applicable Dividend Payment Date, if any. The Preferred Stock is non-cumulative. If the Board does not declare a dividend on the Preferred Stock during a Dividend Period, then no dividend accrues or accretes to the Liquidation Preference of the Preferred Stock during such Dividend Period.

           (b)   If any dividend is declared but is not paid in full in cash on the applicable Dividend Payment Date, then the amount of such dividend not paid in cash on such Dividend Payment Date shall be added to the amount of the Liquidation Preference. If with respect to any Dividend Period, the Board does not declare a dividend, then with respect to such Dividend Period only, the Board shall not declare, and the Company shall not pay or set apart for payment, any dividends upon any Parity Dividend Stock or Junior Dividend Stock.

           (c)   Each dividend, if any, payable in cash or accreted to the Liquidation Preference shall be paid or accreted in arrears to the holders of record of Preferred Stock, as they appear on the stock books of the Company at the close of business on the applicable Dividend Record Date. All dividends paid with respect to shares of Preferred Stock pursuant to Section 4(a) hereof shall be paid pro rata to the holders thereto. Dividend payments shall be aggregated per holder and shall be made to the nearest cent (with $.005 being rounded upward).

           (d)   The amount of dividends payable per share of Preferred Stock for each Dividend Period in which a dividend is declared by the Board shall be computed by dividing the annual dividend amount by two. The amount of dividends payable for the initial Dividend Period, if any, or any other period shorter or longer than a full Dividend Period, on the Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year.

           (e)   Any reference to "distribution" in this Section 4 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

5.   Liquidation Rights.

           (a)   In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether such assets are capital, surplus, earnings or otherwise, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of Junior Liquidation Stock, an amount with respect to each share of Preferred Stock outstanding equal to the Liquidation Preference for such shares.

           (b)   If upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of Preferred Stock and all other Parity Liquidation Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts thereof, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of Preferred Stock and such Parity Liquidation Stock, based on the full preferential amounts for the number of shares of Preferred Stock or Parity Liquidation Stock held by each holder.

           (c)   After payment to the holders of Preferred Stock of the amounts set forth in Section 5(a) hereof, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of any Company Capital Stock entitled to a preference over the Common Stock in accordance with the terms thereof and, thereafter, to the holders of Common Stock.

           (d)   After payment of the full preferential amount to which the holders of the Preferred Stock are entitled pursuant to this Section 5, such holders shall not be entitled to any additional distribution of assets of the Company.

           (e)   For purposes of this Section 5, unless such transaction shall have been approved, or the provisions of this Section 5(e) waived, by the Required Holders, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include:

                (i)   any merger, consolidation, business combination, reorganization or recapitalization of the Company that results in the transfer of 50% or more of the outstanding voting power of the Company;

                (ii)   any sale, lease or other disposition of all or substantially all of the assets of the Company; or

                (iii)   any other form of corporate reorganization in which 50% or more of the outstanding shares of any class or series of Capital Stock of the Company are exchanged for or converted into cash, securities of another business organization or property.

          The holders of Preferred Stock shall be given written notice of any proposed transaction set forth in this Section 5(e) at least twenty (20) days prior to the approval thereof or simultaneously with the holders of the Common Stock, if earlier.

6.   Voting Rights. (a) Except as set forth in Section 5(e) and Section 6(b) hereof, and to the extent required by applicable law, the holders of Preferred Stock shall have no voting rights.

           (b)   For so long as shares of Preferred Stock are outstanding, the affirmative vote of the Required Holders, in person or by proxy, at a special or annual meeting of the holders of Preferred Stock called for the purpose, or pursuant to a written consent of the Required Holders, shall be necessary for the Company to authorize, adopt or approve an amendment to, or repeal any provision of, the Certificate of Incorporation of the Company (including by way of merger, consolidation or otherwise), including any certificate of designation or other certificate amending the terms thereof or supplemental thereto, that would increase or decrease the par value of the Preferred Stock, or otherwise alter or change in any manner the terms, powers, preferences or rights of the Preferred Stock or grant waivers thereof, or that would otherwise adversely affect the rights, preferences, powers or privileges of the Preferred Stock; provided that no such modification or amendment may, without the consent of each holder of Preferred Stock affected thereby, decrease the Liquidation Preference or Dividend Rate of the Preferred Stock; and, provided, further, that no vote or consent of the holders of the Preferred Stock shall be required with respect to any increase in the Liquidation Preference or Dividend Rate of the Preferred Stock.

7.   Optional Redemption.

           (a)   The Company shall have the option to redeem from all of the holders of the Preferred Stock, on a pro rata basis and in the manner provided in Section 7(b) hereof, such number of shares of Preferred Stock as it shall desire to redeem at a redemption price (the "Redemption Price") equal to 100% of the then effective Liquidation Preference per share.

           (b)     (i)   Prior to the Business Day immediately preceding the Redemption Date (the "Deposit Date"), the Company shall irrevocably deposit with a trustee or paying agent an amount of money sufficient to pay the Redemption Price of all shares of Preferred Stock that will be redeemed on the Redemption Date.

                (ii)   At least thirty (30) days and not more than sixty (60) days prior to the Redemption Date, the Company shall provide written notice (the "Redemption Notice") by first class mail, postage prepaid, to each holder of record of Preferred Stock on the record date fixed for such redemption of Preferred Stock at such holder's address as the same appears on the stock books of the Company; provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Preferred Stock to be redeemed except as to the holder or holders to whom the Company has failed to give said notice or except as to the holder or holders whose notice was defective. The Company shall redeem a pro rata portion of the shares of Preferred Stock held by each holder of the Preferred Stock. The Redemption Notice shall state:

                     (A)    the total number of shares of Preferred Stock to be redeemed;

                     (B)   the Redemption Price;

                      (C)   the Redemption Date; and

                     (D)    that the holder is to surrender to the Company, at the place or places where certificates for any shares of Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, the certificate or certificates representing the shares of Preferred Stock to be redeemed.

                (iii)   Each holder of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Preferred Stock to the Company, duly endorsed (or otherwise in proper form for transfer), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date, the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

                (iv)   On and after the Redemption Completion Date, unless the Company defaults in the payment in full of the Redemption Price, all rights of the holders of redeemed shares shall terminate with respect thereto on the Redemption Completion Date, other than the right to receive the Redemption Price, without interest; provided, however, that if a Redemption Notice shall have been given as provided in Section 7(b)(ii) hereof and the funds necessary for redemption shall have been irrevocably deposited in trust for the equal and ratable benefit for the holders of the shares of Preferred Stock, then, at the close of business on the day on which such funds are segregated and set aside, the holders of the shares to be redeemed shall cease to be stockholders of the Company and shall be entitled only to receive the Redemption Price, in each case only with respect to such shares of Preferred Stock.

8.   No Reissuance of Preferred Stock. No Preferred Stock acquired by the Company by reason of purchase or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.

9.   Notices. All notices to the Company permitted hereunder shall be personally delivered or sent by first class mail, postage prepaid, addressed to its principal office located at 450 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, FL, 33301, Attention: General Counsel, or to such other address at which its principal office is located and as to which notice thereof is similarly given to the holders of the Preferred Stock at their addresses appearing on the books of the Company.

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          IN WITNESS WHEREOF, NR Holdings, Inc. has caused this Certificate to be signed by the undersigned duly authorized officer of the Company as of June 12, 2003.

NR HOLDINGS, INC. By: Name: Joseph H. Izhakoff Title: Executive Vice President, General Counsel and Secretary